PRESS RELEASE
(NASDAQ: SIFI)

SAVINGS INSTITUTE BANK & TRUST COMPANY ACQUIRES EASTERN FEDERAL BANK BRANCH

Willimantic, CT, October 15, 2007 – SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), parent company of Savings Institute Bank & Trust Company (“SIBT”), today announced that it has reached an agreement with Eastern Federal Bank, headquartered in Norwich, Connecticut, to acquire the Eastern Federal branch office located in Colchester.
“We are very excited about the acquisition of this new branch,” said Rheo A. Brouillard, President and Chief Executive Officer of SI Financial Group, Inc.  “This location will complement our newly opened branch in East Hampton and existing offices in Hebron and Lebanon.  It will also allow us to better serve a significant customer base that we already have in Colchester.”  Mr. Brouillard added that he was especially pleased that SIBT will be allowed to retain the Eastern Federal staff.
Echoing Mr. Brouillard’s comments, Eastern Federal Bank President and Chief Executive Officer, Gerald D. Coia said, “We appreciate the loyalty and trust of our Colchester customers.  We are pleased to make this transfer to SIBT, a community bank with the same philosophy of providing high quality customer service.  The sale compliments Eastern’s strategic plan which calls for Eastern Federal Bank to focus more on our primary markets in the Greater Norwich and New London County areas in the years ahead.
The transaction is scheduled to be completed on or about November 30, 2007, subject to regulatory approval.  The acquisition would mark the second transaction since the Company’s initial public offering on September 30, 2004. In November 2005, SIBT acquired certain assets from the former Circle Trust Company of Darien, Connecticut.
SI Financial Group, Inc. is the holding company for Savings Institute Bank & Trust Company.  Established in 1842, the Savings Institute Bank & Trust Company is a community-oriented financial services institution headquartered in Willimantic, Connecticut.  Through its twenty offices, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

CONTACT:
Sandra Mitchell
Vice President / Director of Corporate Communications
Phone:  (860) 456-6509 / Email:  investorrelations@banksi.com
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This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company.  These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area, ability to operate new branch offices profitably, ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines.  These risks and  uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.